AGC LIFE INSURANCE COMPANY

CERTIFICATE OF ASSISTANT SECRETARY

APPROVAL OF TERMINATION, LIQUIDATION AND DEREGISTRATION OF

SEPARATE ACCOUNT VARIABLE ANNUITY ACCOUNT TEN RESOLUTIONS

I, Rosemary Foster, duly elected Assistant Secretary of AMERICAN GENERAL LIFE INSURANCE COMPANY, a Texas insurance corporation (the “Company”), do hereby certify that by virtue of my office, I have custody of the original records of the Company, and that the Board of Directors of the Company by Unanimous Written Consent, effective June 5, 2024 adopted the following resolutions and that such resolutions have not been amended, modified, superseded or revised as of the date hereof:

“…

WHEREAS, by resolutions dated January 29, 2021, the Company’s Board of Directors (the “Board”) approved the establishment and registration of Separate Account Variable Annuity Account Ten (“Separate Account”) in connection with non-affiliated structured outcome funds supporting the Company’s Advance Outcome Annuity (“AOA”) product; and

WHEREAS, the AOA product is now closed for new sales, all contract owners of the AOA product have surrendered their contracts, there are no remaining assets left in the Separate Account, and the Company has no plans to develop any other variable annuity product to be supported by the Separate Account; and

WHEREAS, as a result of the foregoing, Company management deems it to be in the Company’s best interest to deregister, terminate and liquidate the Separate Account as set forth in these resolutions.

NOW THEREFORE, BE IT RESOLVED, that the Board does hereby authorize and approve the termination, liquidation, and deregistration of the Separate Account, and further authorizes and empowers the officers and representatives of the Company, and each of them hereby is, directed to take any and all actions which any of them deems or believes necessary or desirable to liquidate, terminate and effect the deregistration of the Separate Account in accordance with regulatory and legal requirements, including but not limited to, the execution and delivery of agreements, certificates, filings and other documents to any federal, state and or regulatory agencies, and the filing of Form N-8F, Application for Deregistration of Certain Registered Investment Companies (the “Application”), with the Securities and Exchange Commission, and any amendments to the Application which such officers may deem necessary or desirable; and be it

FURTHER RESOLVED, that the Board hereby ratifies any and all actions that may have previously been taken by the officers of the Company in connection with the foregoing resolutions, and authorizes the officers of the Company to take any and all such further actions as may be appropriate to reflect these resolutions and to carry out their tenor, effect and intent; and be it

“…

I DO FURTHER CERTIFY THAT I am duly authorized to execute this certificate on behalf of the said Company.

IN WITNESS WHEREOF, I have hereunto subscribed my name on behalf of the Company this 26th day of June 2024.

/s/ Rosemary Foster
Rosemary Foster
Assistant Secretary
American General Life Insurance Company